Exhibit 4.15

[Bindende deutsche Fassung. Binding German version.]

[Englische Übersetzung nur zu Informationszwecken. English translation for information purposes only.]

Dienstvertrag für geschäftsführenden Direktor

Managing Director Service Agreement

zwischen

between

Spark Networks SE

mit Sitz in München (künftig: Berlin), vertreten durch den Verwaltungsrat, dieser vertreten durch den Verwaltungsratsvorsitzenden

registered in Munich (in the future: Berlin), represented by the administrative board (*Verwaltungsrat*), the latter represented by the chairman of the administrative board

(nachfolgend die „Gesellschaft")

(hereinafter the "Company")

und

and

Michael Schrezenmaier

Strasse 132 Nr. 20, 13158 Berlin

(nachfolgend der „Geschäftsführende Direktor")

(hereinafter the "Managing Director")

(Gesellschaft und Geschäftsführender Direktor nachfolgend zusammen die „Parteien" und einzeln jeweils eine „Partei").

(Company and Managing Director collectively hereinafter the "Parties", and each a "Party").

Präambel

Der Geschäftsführende Direktor ist durch Beschluss des Verwaltungsrats der Gesellschaft („Verwaltungsrat") vom 12. April 2017 zeitlich unbefristet zum geschäftsführenden Direktor der Gesellschaft bestellt worden. Der Geschäftsführende Direktor ist ferner Geschäftsführer der Affinitas GmbH mit Sitz in Berlin („Affinitas"). Zwischen dem Geschäftsführenden Direktor und der Affinitas besteht ein Geschäftsführerdienstvertrag vom 9. Oktober 2015 (in seiner geltenden Fassung samt Nachträgen und Änderungsvereinbarungen der „Geschäftsführerdienstvertrag Affinitas"). Zur Regelung des Anstellungsverhältnisses als geschäftsführender Direktor der Gesellschaft wird der nachfolgende Dienstvertrag geschlossen werden. Er soll zum Zeitpunkt seines Inkrafttretens an die Stelle des Geschäftsführerdienstvertrags Affinitas treten, der durch gesonderten Aufhebungsvertrag aufgehoben werden wird. Dies vorausgeschickt, vereinbaren die Parteien das Folgende:

Preamble

The Managing Director has been appointed as managing director of the Company by resolution of the Company's administrative board ("Administrative Board") dated April 12, 2017 for an indefinite period of time. The Managing Director is also managing director of Affinitas GmbH with seat in Berlin („Affinitas"). The Managing Director and Affinitas entered into a managing director service agreement dated October 9, 2015 (as amended from time to time, the "Affinitas Managing Director Service Agreement"). In order to govern the employment as managing director of the Company, the following service agreement will be concluded. It shall replace the Affinitas Managing Director Service Agreement which will be terminated by way of a separate termination agreement as of the effective date of this service agreement. Now, therefore, the Parties hereby agree as follows:

1. Aufgaben und Pflichten

1.1 Der Geschäftsführende Direktor ist berechtigt und verpflichtet, die Gesellschaft nach Maßgabe der nachfolgenden Ziffern zu vertreten und die Geschäfte der Gesellschaft zu führen. Die Gesellschaft ist berechtigt, die Vertretungsbefugnis des Geschäftsführenden Direktors jederzeit zu ändern.

1.2 Der Geschäftsführende Direktor führt die Geschäfte der Gesellschaft nach Maßgabe der Gesetze, der Satzung der Gesellschaft, etwaiger Geschäftsordnungen für den Verwaltungsrat sowie für die geschäftsführenden Direktoren in ihrer jeweils gültigen Fassung, den Empfehlungen des Deutschen Corporate Governance Kodex in seiner jeweils geltenden Fassung (soweit diese

1. Responsibilities and Duties

1.1 The Managing Director shall be entitled and obligated to represent the Company in accordance with the following provisions and to manage the Company's business. The Company may change the authority of the Managing Director to represent the Company at any time.

1.2 The Managing Director shall manage the Company's business in compliance with statutory law, the Company's articles of association, the rules of procedure (*Geschäftsordnung*) for the Administrative Board and for the managing directors as amended from time to time, the recommendations of the German Corporate Governance Codex as amended from time to time (to

jeweils von der Gesellschaft befolgt werden) sowie dieses Dienstvertrages.

the extent complied with by the Company), and this service agreement.

1.3 Der Geschäftsführende Direktor hat die ihm obliegenden Pflichten mit der Sorgfalt eines ordentlichen und gewissenhaften Kaufmanns wahrzunehmen.

1.3 The Managing Director shall carry out the duties incumbent upon him with the due care and diligence of a prudent businessman.

1.4 Auf Wunsch der Gesellschaft übernimmt der Geschäftsführende Direktor auch Organstellungen und ähnliche Ämter in Gesellschaften, an denen die Gesellschaft unmittelbar oder mittelbar beteiligt oder mit denen sie im Sinne der §§ 15 ff. AktG verbunden ist (zusammen die „Gruppe"), sowie Ämter in Verbänden und ähnlichen Zusammenschlüssen, soweit hieran ein Interesse der Gesellschaft besteht. Die Übernahme solcher Aufgaben begründet keine weiteren Anstellungsverhältnisse. Sämtliche solche Tätigkeiten sind mit der Vergütung nach diesem Dienstvertrag abgegolten. Der Geschäftsführende Direktor ist verpflichtet, sämtliche solcher Organstellungen und Ämter jederzeit auf Verlangen der Gesellschaft oder spätestens bei Beendigung dieses Dienstvertrags niederzulegen.

1.4 At the request of the Company, the Managing Director will also assume office in executive bodies and similar offices in companies in which the Company directly or indirectly holds an interest, or in affiliated companies within the meaning of Sec. 15 *et seq.* of the German Stock Corporation Act (*Aktiengesetz*) (jointly the "Group"), as well as offices in associations and similar organisations if the Company has an interest therein. The assumption of any of the aforementioned responsibilities does not constitute any separate service relationship. Any of the aforementioned activities are compensated by the remuneration stipulated under this service agreement. The Managing Director shall, upon request by the Company, at the latest, however, upon expiry or termination of this service agreement, resign from all of the aforementioned offices.

1.5 Der Arbeitsplatz des Geschäftsführenden Direktors ist Berlin, Deutschland, es sei denn, der Verwaltungsrat stimmt zu oder verlangt, jeweils unter Berücksichtigung der Interessen der Gesellschaft, dass der Geschäftsführende Direktor seine Arbeit an einem anderen Ort verrichtet.

1.5 The Managing Director's place of work shall be Berlin, Germany, unless otherwise required or approved by the Administrative Board taking into account the Company's interests and business.

2. Treuepflichten / Betriebsgeheimnisse

2. Fiduciary Duties / Company Secrets

2.1 Der Geschäftsführende Direktor ist verpflichtet, Dritten gegenüber strengstes Stillschweigen über alle ihm im Rahmen seiner Tätigkeit anvertrauten oder sonst bekannt gewordenen geschäftlichen, betrieblichen oder technischen Information und Vorgänge zu

2.1 The Managing Director is obliged to strictly maintain confidentiality *vis-à-vis* third parties regarding all business, operational or technical information and processes with which he is entrusted or of which he may otherwise become aware in the context of his

wahren, die internen oder vertraulichen Charakter haben, jeweils sofern und soweit nicht nach zwingendem Recht etwas anderes angeordnet ist. Nach Beendigung des Dienstverhältnisses besteht diese Pflicht dauerhaft fort, auch im Falle einer Kündigung oder eines Eintritts in den Ruhestand.

work insofar as they are of an internal or confidential nature, in each case unless and to the extent otherwise required from time to time under mandatory law. This obligation shall continue beyond the end of his service relationship, also in case of termination of this service agreement or retirement.

2.2 Geschäftliche und betriebliche Unterlagen aller Art, auch in elektronischer Form, einschließlich persönlicher Aufzeichnungen über dienstliche Angelegenheiten, dürfen nur zu geschäftlichen Zwecken verwandt werden. Insbesondere ist untersagt, Kostenberechnungen, Statistiken, technische Einzelheiten und Ähnliches in Abschriften, Fotokopien oder Auszügen außerbetrieblich zu fertigen, zu benutzen oder an dritte Personen weiterzugeben.

2.2 Business and operational documents of any kind, also electronic data, including personal notes regarding business matters, may only be used for business purposes. In particular, it is prohibited to produce or make use of any transcripts, photocopies or excerpts of cost calculations, statistics, technical details and the like externally or to pass on such documents to third parties.

2.3 Unterlagen im Sinne der Ziff. 2.2, die der Geschäftsführende Direktor im Rahmen seines Dienstverhältnisses in Besitz hat, sind sorgfältig aufzubewahren und auf Verlangen der Gesellschaft jederzeit, spätestens bei Beendigung des Dienstverhältnisses, der Gesellschaft auszuhändigen. Gleiches gilt für sonstige Gegenstände, die sich im Eigentum oder Besitz der Gesellschaft befinden. Gleiches gilt auch für die Rückgabe elektronisch gespeicherter Daten. Die Rückgabe von elektronisch gespeicherten Daten hat auf einem geeigneten Speichermedium zu erfolgen; der Geschäftsführende Direktor wird zugleich die Löschung dieser Daten auf allen Speichermedien bestätigen, auf die die Gesellschaft keinen Zugriff hat. Zurückbehaltungsrechte können durch den Geschäftsführenden Direktor nicht geltend gemacht werden.

2.3 All documents as defined under Sec. 2.2 above, which the Managing Director has in his possession in the course of the performance of his duties, must be stored in a secure place and handed back to the Company upon request by the Company at any time, no later, however, than upon termination of the service relationship. The aforesaid shall also apply for any other materials that are property of the Company. The same applies to the return of electronically stored data. The return of electronically stored data shall be effected by a proper storage device; the Managing Director will confirm at the same time the deletion of all data on any storage devices, which are not accessible by the Company. The Managing Director may not assert any rights of retention.

3. Arbeitszeit / Nebentätigkeit

3. Hours of work / Secondary Activity

3.1 Der Geschäftsführende Direktor hat seine volle Arbeitskraft und seine gesamten Kenntnisse und Erfahrungen der Gruppe (d.h. der Gesellschaft und denjenigen weiteren Gesellschaften, bei denen der Geschäftsführende Direktor gem. Ziff. 1.4 Aufgaben oder Ämter wahrnimmt) zur Verfügung zu stellen.

3.1 The Managing Director shall devote his entire working capacity and his entire knowledge and experience to the Group (i.e. the Company and such other companies of the Group in which the Managing Director assumes functions in accordance with Sec. 1.4 above).

3.2 An bestimmte Arbeitszeiten ist der Geschäftsführende Direktor nicht gebunden. Der Geschäftsführende Direktor ist verpflichtet, jederzeit, wenn und soweit das Wohl der Gesellschaft es verlangt, zur Dienstleistung zur Verfügung zu stehen.

3.2 The Managing Director shall not be bound to fixed working hours. However, the Managing Director shall be at the Company's service at any time if and to the extent required by the Company's interests.

4. Vergütung

4. Remuneration

4.1 Die Vergütung des Geschäftsführenden Direktors setzt sich zusammen aus (i) einer jährlichen Festvergütung (Ziff. 4.2), (ii) einer jährlichen variablen Tantieme (Ziff. 4.3) sowie (iii) der Teilnahme am Virtual Stock Option Program (VSOP) der Gesellschaft (Ziff. 4.4).

4.1 The remuneration of the Managing Directors shall be composed of (i) an annual fixed salary (Sec. 4.2), (ii) an annual variable bonus (Sec. 4.3) and (iii) the participation in the Virtual Stock Option Program (VSOP) of the Company (Sec. 4.4).

4.2 Der Geschäftsführende Direktor erhält ab Vertragsbeginn als Vergütung für seine Tätigkeit ein Brutto-Jahresgehalt in Höhe von EUR 160.000,00, das in zwölf (12) gleichen monatlichen Raten jeweils am Monatsende unter Einbehalt der gesetzlichen Abzüge bezahlt wird.

4.2 As of the commencement of this service agreement, the Managing Director shall receive an annual gross salary of EUR 160,000.00 as remuneration, which shall be paid in twelve (12) prorated monthly payments after statutory deductions are withheld at the end of each month.

4.3 Der Geschäftsführende Direktor erhält – erstmals für das am 1. Januar 2018 beginnende Geschäftsjahr – zudem eine variable jährliche Tantieme in Höhe von maximal EUR 80.000,00, deren Höhe der Verwaltungsrat für jedes Geschäftsjahr jeweils vor Feststellung des Jahresabschlusses für das betreffende Geschäftsjahr festsetzt. Bei der Festsetzung hat der Verwaltungsrat zu berücksichtigen, bis zu welchem Grad

4.3 Furthermore, starting with the business year commencing on January 1, 2018, the Managing Director shall receive a variable annual bonus of up to EUR 80,000.00, to be determined by the Administrative Board for each respective business year prior to the approval of the annual accounts of the respective business year. When determining the variable annual bonus, the Administrative Board shall take into account the extent to which the Company has achieved the business

die Gesellschaft im betreffenden Geschäftsjahr Unternehmensziele erreicht hat, die spätestens zum Beginn eines jeden Geschäftsjahres oder eines anderen Planungszeitraums zwischen dem Geschäftsführenden Direktor und dem Verwaltungsrat in einer Zielvereinbarung vereinbart worden sind. Diese Tantieme ist zeitgleich mit der nächsten monatlichen Gehaltszahlung gem. Ziff. 4.2 nach ihrer Festsetzung fällig. Der Geschäftsführende Direktor muss zu dem Zeitpunkt, zu dem die Tantieme festgesetzt wird, in einem Anstellungsverhältnis mit der Gesellschaft stehen, um die Tantieme in Anspruch nehmen zu können. Für das volle Geschäftsjahr 2017 erhält der Geschäftsführer eine Tantieme auf Grundlage des Geschäftsführerdienstvertrags Affinitas.

goals and objectives in the respective business year which have been agreed upon between the Managing Director and the Administrative Board in a target agreement at the latest at the beginning of each respective business year or any other planning period agreed upon. The variable annual bonus payment shall be due and payable together with the next monthly salary payment in accordance with Sec. 4.2 after having been determined. The Managing Director must be employed by the Company on the date on which the bonus is determined in order to be eligible to receive such bonus. For the full business year 2017, the Managing Director will receive a bonus payment on the basis of the Affinitas Managing Director Service Agreement.

4.4 Der Geschäftsführende Direktor nimmt nach Maßgabe eines gesonderten Zuteilungsschreibens und den anwendbaren Planbedingungen an einem Virtual Stock Option Plan (VSOP) der Gesellschaft teil. Diese Vergütungskomponente setzt dem Geschäftsführenden Direktor langfristige Anreize.

4.4 In accordance with a separate letter of grant and the applicable plan terms and conditions, the Managing Director participates in a Virtual Stock Option Plan (VSOP) of the Company. This component of the Managing Director's remuneration package provides long-term incentives.

4.5 Beginnt bzw. endet das Dienstverhältnis während bzw. vor Ablauf eines Kalenderjahres, so wird das jährliche Brutto-Jahresgehalt nach Ziff. 4.2 sowie die Tantieme nach Ziff. 4.3 zeitanteilig gezahlt. Hiervon abweichend ist die variable jährliche Tantieme nach Ziff. 4.3 erstmals für das am 1. Januar 2018 beginnende Geschäftsjahr geschuldet.

4.5 If this service agreement commences or ends during or before the end of a calendar year, the remuneration according to Sec 4.2 as well as the bonus according to Sec. 4.3 shall be paid on a pro rata basis. Deviating hereof, the variable annual bonus according to Sec. 4.3 shall be payable for the first time for the business year commencing on January 1, 2018.

4.6 Für den Fall, dass sich der Geschäftsführende Direktor privat kranken- und pflegeversichert, zahlt die Gesellschaft dem Geschäftsführenden Direktor einen Zuschuss zur privaten Kranken- und Pflegeversicherung in Höhe des Arbeitgeberanteils, wie er bei Versicherungspflicht in der gesetzlichen Kranken- und Pflegeversicherung bestünde, höchstens jedoch in Höhe der Hälfte des

4.6 In case the Managing Director chooses a private health insurance and private nursing care insurance instead of the statutory insurance the Company pays a contribution to a private health insurance and a private nursing care insurance up to the amount which it would have to bear as its contribution to statutory health insurance and nursing care insurance for the Managing Director, but limited to half of

Betrags, den der Geschäftsführende Direktor tatsächlich für seine private Kranken- bzw. Pflegeversicherung aufzuwenden hat.

4.7 Ein Anspruch auf Vergütung von Überstunden, Sonntags-, Feiertags- oder sonstiger Mehrarbeit besteht nicht.

5. Krankheit, Tod

5.1 Im Falle unverschuldeter Arbeitsverhinderung durch Krankheit oder Unfall bleibt der Vergütungsanspruch für die Dauer von drei (3) Monaten bestehen. Die Bezüge vermindern sich allerdings um diejenigen Beträge, die der Geschäftsführende Direktor für diesen Zeitraum von Dritten erhält, insbesondere aus einer Krankenversicherung oder Krankentagegeldversicherung. Der Geschäftsführende Direktor ist verpflichtet, der Gesellschaft unverzüglich und vollständig von derartigen Zahlungen Kenntnis zu geben.

5.2 Im Falle des Todes des Geschäftsführenden Direktors während der Dauer dieses Dienstvertrages ist die Vergütung gemäß Ziff. 4.2 für den Sterbemonat und die sechs (6) folgenden Kalendermonate, längstens aber bis zur Beendigung dieses Dienstvertrags, an den Ehegatten des Geschäftsführenden Direktors, ersatzweise an die unterhaltsberechtigten Kinder des Geschäftsführenden Direktors (letztere als Gesamtgläubiger), fortzuzahlen.

6. Urlaub

6.1 Dem Geschäftsführenden Direktor steht ein Jahresurlaub von 26 Arbeitstagen zu, wobei Samstage nicht als Arbeitstage zählen. Die Urlaubszeiten sind im Einvernehmen mit den übrigen geschäftsführenden Direktoren und dem Verwaltungsratsvorsitzenden festzulegen. Beginnt oder endet dieser Dienst-

the expenses actually incurred by the Managing Director.

4.7 There shall be no entitlement to remuneration for overtime, work on Sundays and statutory holidays or other additional work.

5. Illness, Death

5.1 In case of involuntary incapability to work due to illness or accident, the Managing Director's entitlement to remuneration shall continue for three (3) months. However, any amounts received by the Managing Director from third parties, in particular from his health insurance, shall be deducted from remuneration. The Managing Director is obliged to immediately inform the Company of such payments.

5.2 In the event of the Managing Director's death during the term of this service agreement, the remuneration must continue to be paid pursuant to Sec. 4.2 of this service agreement for the month of death and the six (6) subsequent months to the Managing Director's spouse, alternatively to the Managing Director's dependent children (the latter as the owner of joint rights), for the longest, however, until the expiration of this service agreement

6. Vacation

6.1 The Managing Director shall be entitled to 26 working days of annual vacation. Saturdays are not considered as working days. The vacation shall be determined in consultation with the other managing directors of the Company and the chairman of the Administrative Board. If this service agreement commences or ends during a calendar year, the Managing

vertrag während des Kalenderjahres unterjährig, so besteht der Urlaubsanspruch in anteiliger Höhe.

Director will have a *pro rata* vacation entitlement.

6.2 Kann der Geschäftsführende Direktor aus geschäftlichen Gründen den Urlaub im laufenden Kalenderjahr nicht oder nicht vollständig nehmen, so ist der Urlaub bis zum 31. März des Folgejahres zu nehmen, ansonsten verfällt er ersatzlos. Ein Anspruch auf Abgeltung des Urlaubsanspruchs besteht nicht.

6.2 If the Managing Director is unable to take his full annual vacation in a running calendar year for operational reasons, the entitlement to the remaining days of vacation leave shall be forfeited, unless taken by the Managing Director prior to 31 March of the following year. The Managing Director shall not be entitled to compensation for his vacation entitlement.

6.3 Offenstehende Urlaubsansprüche, die der Geschäftsführende Direktor wegen der Beendigung des Dienstverhältnisses ganz oder teilweise nicht in Anspruch nehmen konnte, werden mit der letzten Gehaltsabrechnung abgegolten. Die Abgeltung erfolgt auf Basis der jährlichen Festvergütung gemäß Ziff. 4.2.

6.3 As far as remaining vacation entitlements cannot be taken completely or partly by the Managing Director due to the termination of this service agreement, compensation will be paid through the last payroll. The calculation of the compensation will be based on the annual fixed salary according to Sec. 4.2.

7. Arbeitsverhinderung

Der Geschäftsführende Direktor ist verpflichtet, jede Arbeitsverhinderung und deren voraussichtliche Dauer unverzüglich anzuzeigen. Auf Verlangen sind die Gründe der Arbeitsverhinderung mitzuteilen. Die Mitteilung hat an einen anderen geschäftsführenden Direktor, wenn ein solcher nicht vorhanden ist, an den Verwaltungsratsvorsitzenden zu erfolgen. Im Falle der Erkrankung ist der Geschäftsführende Direktor darüber hinaus verpflichtet, vor Ablauf des dritten Kalendertages seit Eintritt der Arbeitsunfähigkeit eine ärztliche Bescheinigung über die Arbeitsunfähigkeit sowie deren voraussichtliche Dauer vorzulegen.

7. Work Impediment

The Managing Director shall be obligated to inform the Company of any impediment to work and its expected duration without undue delay. The reasons for the work impediment shall be disclosed upon request. The notice shall be given to a fellow managing director or, as the case may be, to the chairman of the administrative board. In the event of illness, the Managing Director shall also be obligated to present a doctor's certificate relating to the incapacity for work and its expected duration before the expiry of the third calendar day since the occurrence of the incapacity for work.

8. D&O Versicherung

Die Gesellschaft wird für den Geschäftsführenden Direktor eine Vermögensschadenhaftpflichtversicherung (D&O Versicherung) abschließen. Die

8. D&O insurance

The Company will take out a D&O insurance for the benefit of the Managing Director. The Company is entitled to amend the policy at its equitable discretion without the Managing Director's

Gesellschaft ist berechtigt, die Versicherung ohne Zustimmung des Geschäftsführenden Direktors nach billigem Ermessen zu ändern, wenn die Deckungssumme den Risiken des Geschäftsbetriebs der Gesellschaft nicht mehr angemessen ist. Für diese Versicherung wird ein Selbstbehalt in Höhe von 10% des Schadens begrenzt je Kalenderjahr auf das Eineinhalbfache des festen Jahresbruttogehaltes gemäß Ziff. 4.2 vereinbart (§ 40 Abs. 8 SEAG, § 93 Abs. 2 Satz 3 AktG).

consent if the coverage of the Company's business risks is no longer sufficient. The Parties agree on a deductible of 10% of the damage, limited to one and a half times the amount of the annual gross salary pursuant to Sec. 4.2 (Sec. 40(8) German SE Implementation Act (*SEAG*), Sec. 93(2) sentence 3 German Stock Corporation Act (*Aktiengesetz*)).

9. Auslagen

Dem Geschäftsführenden Direktor werden die von ihm bei dienstlichen Reisen und für Repräsentationszwecke im Interesse der Gesellschaft gemachten tatsächlichen Aufwendungen im Rahmen der vom Finanzamt anerkannten steuerlichen Höchstsätze ersetzt, soweit diese erforderlich und angemessen waren und der jeweils anwendbaren compliance policy der Gesellschaft entsprechen. Die Abrechnung erfolgt monatlich oder nach Anfall aufgrund solcher Belege, wie sie von den Finanzämtern als hinreichend für die Abzugsfähigkeit von Auslagen anerkannt werden.

9. Expenses

The Managing Director shall be reimbursed within the maximum tax rates recognized by the tax authorities for any expenses which were actually incurred on business trips or due to representation purposes in the Company's interest, as long as they were necessary and reasonable and in accordance with any compliance policy of the company as applicable from time to time. The expenses shall be balanced monthly or dependent on the accrual by means of such receipts acknowledged by the revenue offices as sufficient for the deduction of costs.

10. Vertragsdauer, Beendigung

10.1 Der Dienstvertrag tritt am 1. Dezember 2017 in Kraft und wird für die Zeit bis zum Ablauf des 30. November 2021 geschlossen. Über eine Vertragsverlängerung sollen die Parteien im Zeitraum von zwölf bis sechs Monaten vor Ablauf der Vertragsdauer verhandeln und entscheiden.

10.2 Der Anstellungsvertrag ist jederzeit, auch vor Ablauf der in Ziff. 10.1 geregelten Vertragslaufzeit, mit einer Kündigungsfrist von sechs (6) Monaten zum Monatsende ordentlich kündbar.

10. Term of Agreement, Termination

10.1 This service agreement shall take effect as of December 1, 2017 and is concluded for the period until the end of November 30, 2021. The parties shall negotiate and decide upon the extension of the service agreement within a period of twelve to six months prior to the expiration of the term of agreement.

10.2 Either Party has the right to terminate this service agreement at any time, also prior to the term pursuant to Sec. 10.1, by giving six (6) months prior notice to the end of a calendar month.

10.3 Der Widerruf der Bestellung zum geschäftsführenden Direktor gilt als Kündigung des Anstellungsvertrages zum nächstzulässigen Zeitpunkt. Beruht der Widerruf auf einem Grund, der nicht zugleich ein wichtiger Grund für die fristlose Kündigung des Dienstvertrags nach § 626 BGB ist (in diesem Fall endet dieser Anstellungsvertrag mit sofortiger Wirkung), so endet der Dienstvertrag erst mit Ablauf der in Ziff. 10.2 genannten Frist. Gleiches gilt bei Amtsniederlegung durch den Geschäftsführenden Direktor.

10.3 The revocation of the appointment as managing director shall be deemed notice of termination effective as of the earliest possible date. If this revocation is for a reason which does not constitute good cause for terminating this service agreement without notice according to Sec. 626 of the German Civil Code (*Bürgerliches Gesetzbuch – BGB*) (in this case this service agreement will end with immediate effect), this service agreement will not end until expiry of the notice period set forth in Sec. 10.2 above. The same shall apply if the Managing Director resigns from his office.

10.4 Der Dienstvertrag ist jederzeit aus wichtigem Grund fristlos kündbar.

10.4 The service agreement may be terminated for good cause without notice at any time.

10.5 Jede Kündigung bedarf zu ihrer Wirksamkeit der Schriftform.

10.5 Each notice of termination must be in writing.

10.6 Dieser Dienstvertrag endet automatisch, ohne dass es einer Kündigung bedarf, am Ende des Monats, in dem der Geschäftsführende Direktor die Regelaltersgrenze der gesetzlichen Rentenversicherung erreicht.

10.6 This service agreement will end, without any formal notice of termination, at the end of the month in which the Managing Director has reached the regular retirement age in the statutory pension scheme.

10.7 Zum Ablauf der Vertragsdauer wird der Geschäftsführende Direktor auf Verlangen sein Amt als geschäftsführender Direktor der Gesellschaft niederlegen.

10.7 As of the expiry of the term of this agreement, the Managing Director will withdraw from the office as managing director of the Company upon request.

11. Abfindung; Change of Control

11. Severance Payment; Change of Control

11.1 Bei einer vorzeitigen Beendigung dieses Dienstvertrags, die nicht auf (i)(a) einer berechtigten Kündigung aus wichtigem Grund durch die Gesellschaft oder (b) der Abberufung des Geschäftsführenden Direktors von der Position als geschäftsführender Direktor mit wichtigem Grund, (ii)(a) einer ordentlichen Kündigung des Geschäftsführenden Direktors gem. Ziff. 10.2, (b) auf einer außerordentlichen Kündigung des

11.1 If this service agreement is prematurely terminated, other than by way of (i)(a) a termination by the Company for cause or (b) the Administrative Board revoking the appointment of the Managing Director to the office as managing director with cause; or (ii)(a) a termination by the Managing Director without cause in accordance with Sec. 10.2, (b) a termination by the Managing Director for cause of a Change of Control pursuant to

Geschäftsführenden Direktors gemäß Ziff. 11.4 im Falle eines Change of Control oder (c) auf einer Amtsniederlegung des Geschäftsführenden Direktors ohne wichtigen Grund, oder (iii) auf dem Tod des Geschäftsführenden Direktors beruht, erhält der Geschäftsführende Direktor eine einmalige Barabfindung in Höhe der Vergütungsansprüche für die verbleibende Vertragslaufzeit gemäß Ziff. 10.1 (Festvergütung und variable Tantieme auf Basis einer 100 %-Zielerreichung), insgesamt jedoch höchstens zwei (2) Brutto-Jahresvergütungen gemäß Ziff. 4.2 und 4.3, die nach der Brutto-Jahresvergütung des abgelaufenen Geschäftsjahres zu bemessen sind. Die Abfindung ist mit der letzten Vergütungsabrechnung zur Zahlung fällig.

Sec. 11.4, or (c) the Managing Director stepping down from his office without cause, or (iii) the death of the Managing Director, the Managing Director shall be entitled to a cash lump-sum severance payment equal to the amount of his remuneration entitlement for the remainder of the term of this service agreement pursuant to Sec. 10.1 (fixed base salary plus variable annual bonus on the basis of a 100%-performance), however, the severance payment shall in no event exceed the amount of two times (2x) the Managing Director's gross annual salary pursuant to Sec. 4.2 and 4.3, which shall be determined on the basis of the preceding business year. The severance payment shall be due and payable together with the last salary payment.

11.2 Im Falle eines Change of Control im Sinne von Ziff. 11.3 stehen dem Geschäftsführenden Direktor die unter Ziff. 11.4 näher beschriebenen Rechte zu.

11.2 In case of a Change of Control as defined in Sec. 11.3, the Managing Director shall have the rights set forth in Sec. 11.4.

11.3 Ein „Change of Control" ist (i) der Verkauf, Austausch, die Einbringung, die Übertragung oder anderweitige Verfügung über mehr als 50% der Aktien der Gesellschaft, gleich ob in einer einheitlichen Transaktion oder in einer Abfolge mit einander verbundener oder in engem zeitlichem Zusammenhang miteinander stehender Transaktionen; (ii) der Verkauf, die Übertragung (einschließlich der Übertragung wirtschaftlichen Eigentums, z.B. durch Gewährung einer exklusiven Lizenz) oder jede sonstige Verfügung über sämtliche oder im Wesentlichen sämtliche Vermögensgegenstände der Gesellschaft; oder (iii) jegliche Form von Konsolidierung, Verschmelzung, Geschäftszusammenschlusses oder sonstigen umwandlungsrechtlichen Maßnahmen (mit Ausnahme des bloßen Formwechsels, der keine Veränderungen der Aktionärsstruktur der Gesellschaft mit sich bringt),

11.3 A "Change of Control" shall be (i) a sale, exchange, contribution, transfer or other disposition of more than 50 % of the shares issued by the Company, whether in one transaction or in a series of connected transactions or in a series of transactions with a close temporal relation; (ii) the sale, transfer (including the transfer of beneficial or economic ownership, *e.g.*, through an exclusive licensing) or other disposition of all or substantially all of the Company's assets; or (iii) any form of consolidation, merger, or business combination, or any other form of transformation (except for a mere transformation of legal form which does not entail changes in the shareholder structure of the Company), irrespective of the applicable law regime, provided that upon consummation of such measure the shareholders holding shares in the Company prior to such measure, together, possess 50 % or less

unabhängig davon, nach welchem nationalen Recht eine solche Maßnahme umgesetzt wird, sofern im Anschluss an eine solche Maßnahme die Aktionäre, die vor der Maßnahme Aktien der Gesellschaft gehalten haben, weniger als 50% der Aktien, Eigentumsrechte, Stimmrechte oder sonstigen wirtschaftlichen Rechte an der Gesellschaft halten. Soweit Aktien der Gesellschaft durch American Depositary Shares („**ADS**") repräsentiert werden, ist für diese Bestimmung anstatt auf eine Transaktion in Aktien auf eine Transaktion in ADSs abzustellen.

of the shares, equity rights or voting power or other economic interests of the relevant surviving entity. To the extent the shares of the Company are represented by American Depositary Shares („**ADS**"), instead of transactions in shares, transactions in ADSs shall be decisive when applying this provision.

11.4 Im Falle eines Change of Control ist der Geschäftsführende Direktor berechtigt, mit einer Ankündigungsfrist von zwei (2) Monaten zum Monatsende sein Amt als geschäftsführender Direktor der Gesellschaft niederzulegen und diesen Dienstvertrag außerordentlich mit einer Auslauffrist von zwei (2) Monaten zum Monatsende zu kündigen. Macht der Geschäftsführende Direktor von diesem Sonderkündigungsrecht Gebrauch, so endet seine Bestellung zum Geschäftsführenden Direktor und dieser Dienstvertrag mit Ablauf der vorgenannten Frist.

11.4 In case of a Change of Control the Managing Director shall in such case be entitled with a two (2) months' prior notice to the end of a month to step down from office as managing director of the Company and extraordinarily terminate this service agreement with a phasing-out period of two (2) months to the end of a month. If the Managing Director terminates this service agreement pursuant to the foregoing sentence, the Managing Director's appointment as managing director of the Company shall be deemed revoked and this service agreement shall terminate with effect as of the expiry of the aforementioned phasing-out period.

Der Geschäftsführende Direktor erhält in diesem Fall eine Abfindung in Höhe der Vergütungsansprüche für die verbleibende Vertragslaufzeit Ziff. 10.1 (Festvergütung und variable Tantieme auf Basis einer 100 %-Zielerreichung), insgesamt jedoch höchstens zwei (2) Brutto-Jahresvergütungen gemäß Ziff. 4.2 und 4.3, die nach der Brutto-Jahresvergütung des abgelaufenen Geschäftsjahres zu bemessen sind. Die Abfindung ist mit der letzten Vergütungsabrechnung zur Zahlung fällig.

The Managing Director shall be entitled to a severance payment equal to the amount of his remuneration entitlement for the remainder of the term of this service agreement Sec. 10.1 (fixed base salary plus variable annual bonus on the basis of a 100%-performance), however, the severance payment shall in no event exceed the amount of two times (2x) the Managing Director's gross annual salary pursuant to Sec. 4.2 and 4.3, which shall be determined on the basis of the preceding business year. The severance payment shall be due and payable together with the last salary payment.

Der Abfindungsanspruch nach dieser Ziff. 11.4 entsteht nicht, wenn dieser Dienstvertrag unabhängig von dem

The Managing Director shall not be entitled to any severance payment pursuant to this Sec. 11.4 if this service agreement

Change of Control innerhalb der darauffolgenden sechs (6) Monate durch Fristablauf geendet hätte.

would have expired irrespective of the Change of Control within six (6) months following the Change of Control.

12. Freistellung

Im Falle der Kündigung behält sich die Gesellschaft das Recht vor, den Geschäftsführenden Direktor bis zum Ablauf der Befristung bzw. Kündigungsfrist von der Verpflichtung zur Dienstleistung unwiderruflich freizustellen; sind Urlaubsansprüche offen, sind diese auf den Freistellungszeitraum anzurechnen. In der Zeit der Freistellung gilt § 615 BGB entsprechend mit der Folge, dass sich der Geschäftsführende Direktor einen in der Zeit der Freistellung durch Verwendung seiner Arbeitskraft erzielten Verdienst auf den Vergütungsanspruch gegenüber der Gesellschaft anrechnen lassen muss. Über derartige Einnahmen hat der Geschäftsführende Direktor die Gesellschaft unverzüglich zu informieren.

12. Release from Duties

In case of termination, the Company reserves the right to irrevocably discharge the Managing Director from his duties until expiry of the notice period; should there be any outstanding holiday entitlements, these shall be set off against the period of discharge. During the period of being released from duties Sec. 615 of the German Civil Code (*Bürgerliches Gesetzbuch*) shall apply accordingly, with the consequence that any earnings of the Managing Director generated by using his working capacity during the period of being released from duties shall be offset against his claim for remuneration vis-à-vis the Company. The Managing Director shall inform the Company of such earnings without undue delay.

13. Wettbewerbsverbot / Abwerbeverbot

13.1 Dem Geschäftsführenden Direktor ist es untersagt, für die Dauer dieses Dienstvertrags und für die Dauer von zwölf (12) Monaten nach Beendigung dieses Dienstvertrags in selbständiger, unselbständiger oder sonstiger Weise Geschäfte im Geschäftsbereich der Gesellschaft zu tätigen oder für ein Unternehmen tätig zu werden oder es auf andere Weise zu unterstützen, welches Geschäfte im Geschäftsbereich der Gesellschaft betreibt (hiernach „Wettbewerbsunternehmen") oder mit einem Wettbewerbsunternehmen i.S.d. §§ 15ff. AktG verbunden ist. In gleicher Weise ist es dem Geschäftsführenden Direktor für die Dauer dieses Dienstvertrags und für die Dauer von zwölf (12) Monaten nach Beendigung dieses Dienstvertrags untersagt, ein solches Unternehmen zu errichten, zu erwerben

13. Non-compete / non-solicitation covenant

13.1 For the duration of this service agreement and for a period of twelve (12) months after expiration/termination of this service agreement, the Managing Director undertakes not to engage in any activity whether self-employed, as employee or in any other capacity in the business field of the Company or to work for or otherwise support an enterprise that competes with the Company ("Competitor") or is affiliated with a Competitor according to Sec.15 *et seq.* of the German Stock Corporation Act (*Aktiengesetz*). Likewise, for the duration of this service agreement and for a period of twelve (12) months after expiration/termination of this service agreement, the Managing Director may not establish or acquire a Competitor, or directly or indirectly hold an interest in any Competitor, other than an interest of less than 5% in the registered capital

oder sich hieran unmittelbar oder mittelbar zu beteiligen. Dies gilt nicht bei Beteiligungen in Höhe von weniger als 5% am Aktienkapital börsennotierter Unternehmen (insgesamt das „Wettbewerbsverbot").

stock of listed stock corporations (altogether the "Non-Compete Obligation").

13.2 Das nachvertragliche Wettbewerbsverbot ist räumlich auf solche Länder beschränkt, in denen die Gruppe bei Ausscheiden des Geschäftsführenden Direktors geschäftlich tätig ist.

13.2 The post-contractual Non-Compete Obligation shall only apply for such countries in which the Group is active on the date of the expiration/termination of this service agreement becoming effective.

13.3 Dem Geschäftsführenden Direktor ist es untersagt, während der Dauer dieses Dienstvertrags und für die Dauer von zwölf (12) Monaten nach Beendigung des Dienstvertrags, Arbeitnehmer der Gesellschaft oder mit ihr verbundener Unternehmen für eigene oder fremde Zwecke abzuwerben, dritte Personen zur Abwerbung zu veranlassen oder diese bei Abwerbungsaktivitäten zu unterstützen. In demselben Zeitraum ist es dem Geschäftsführenden Direktor ebenfalls untersagt, direkt oder indirekt vertragliche Beziehungen zu Kunden der Gesellschaft, der von ihr beherrschten Unternehmen sowie der sonst mit ihr verbundenen Unternehmen, für die der Geschäftsführende Direktor tätig geworden ist, einzugehen oder dies zu versuchen. Dieses Verbot ist auf Kunden der Gesellschaft beschränkt, die in den letzten drei Jahren in Geschäftsbeziehungen mit der Gesellschaft bzw. der mit ihr verbundenen Unternehmen standen (insgesamt das „Abwerbeverbot").

13.3 For the duration of this service agreement and for a period of twelve (12) months after the expiry/termination of this service agreement, the Managing Director undertakes not to solicit any other person employed by the Company or its affiliated companies for his own purpose or the purpose of any third party or motivate or support a third party to solicit such an employee. For the same period of time the Managing Director will not, neither directly nor indirectly, enter into or try to enter into an agreement with customers of the Company or its affiliated companies, for which the Managing Director has been acting for. This prohibition shall only be applicable for customers which have had business relations with the Company or its affiliated companies in the respective previous three years (altogether the "Non-Solicitation Obligation").

13.4 Die Gesellschaft zahlt dem Geschäftsführenden Direktor für die Dauer des nachvertraglichen Wettbewerbs- und Abwerbeverbots eine Entschädigung in Höhe von 50 % der zuletzt bezogenen Festvergütung gemäß Ziff. 4.2. Auf die Entschädigung werden Einkünfte angerechnet, die der Geschäftsführende Direktor während der Dauer des nachvertraglichen Wettbewerbs- und Abwerbeverbots durch anderweitige

13.4 For the duration of the post-contractual Non-Compete Obligation and the post-contractual Non-Solicitation Obligation, the Company shall pay to the Managing Director a compensation of 50% of the fixed gross monthly salary pursuant to Sec. 4.2. Any other remuneration received by the Managing Director during the term of the post-contractual Non-Compete Ob-

Verwendung seiner Arbeitskraft bezieht.

13.5 Die Gesellschaft kann durch schriftliche Erklärung jederzeit, sowohl vor Beendigung des Dienstvertrages als auch danach, auf das nachvertragliche Wettbewerbsverbot und Abwerbeverbot verzichten mit der Folge, dass sie nach Ablauf von sechs (6) Monaten von der Zahlung der Entschädigung befreit ist. Endet das Anstellungsverhältnis, weil der Geschäftsführende Direktor die Regelaltersgrenze in der gesetzlichen Rentenversicherung erreicht hat oder dauerhaft dienstunfähig ist, tritt das nachvertragliche Wettbewerbs- und Abwerbeverbot nicht in Kraft. Im Fall einer Kündigung aus wichtigem Grund steht dem kündigungsberechtigten Vertragsteil das Recht zu, innerhalb eines (1) Monats nach Ausspruch der Kündigung aus wichtigem Grund durch schriftliche Erklärung gegenüber dem anderen Teil das nachvertragliche Wettbewerbs- und Abwerbeverbot mit sofortiger Wirkung entschädigungslos aufzuheben.

13.6 Für jede Handlung, durch die der Geschäftsführende Direktor das (nachvertragliche) Wettbewerbs- und/oder Abwerbeverbot gemäß vorstehenden Ziff. 13.1 bis 13.2 schuldhaft verletzt, hat er eine Vertragsstrafe in Höhe eines Bruttomonatsgehalts nach Ziff. 4.2 zu zahlen. Besteht die Verletzungshandlung in der kapitalmäßigen Beteiligung an einem Wettbewerbsunternehmen oder der Eingehung eines Dauerschuldverhältnisses (z.B. Arbeits-, Dienst-, Handelsvertreter oder Geschäftsführerverhältnis), wird die Vertragsstrafe für jeden angefangenen Monat, in dem die kapitalmäßige Beteiligung oder das Dauerschuldverhältnis besteht, neu ver-

ligation and the post-contractual Non-Solicitation Obligation shall be credited against the compensation payment.

13.5 The Company may at any time by written declaration, prior to or after the termination of this service agreement, waive the post-contractual Non-Compete Obligation and the post-contractual Non-Solicitation Obligation, whereupon the Company, as of the expiry of a notice period of six (6) months, is relieved from its obligation to the compensation payments. In the event this service agreement expires because the Managing Director reaches the standard retirement age under the statutory retirement pension scheme or is permanently unfit for service (*dauerhaft dienstunfähig*), the post-contractual Non-Compete Obligation and the post-contractual Non-Solicitation Obligation shall not apply. In the event of a termination for cause (*Kündigung aus wichtigem Grund*) the relevant terminating Party may, within one (1) month after the announcement of the termination for cause, cancel the post-contractual Non-Compete Obligation and the post-contractual Non-Solicitation Obligation by written notice *vis-à-vis* the relevant other party with immediate effect and without any compensation.

13.6 For each culpable breach of the (post-contractual) Non-Compete Obligation and/or (post-contractual) Non-Solicitation Covenant pursuant to preceding Sec. 13.1 through Sec. 13.2, the Managing Director shall pay a contractual penalty equal to the gross monthly salary pursuant to Sec. 4.2. Should the breach consist of participating in the capital of a Competitor or entering into a contract for the performance of a continuing obligation (e.g. an employment, service, commercial agency or consultancy contract), the contractual penalty shall be imposed anew for each full or partial month in which the capital participation or the contract for the performance of a continuing obligation exists (ongoing

wirkt (Dauerverletzung). Mehrere Verletzungshandlungen lösen jeweils gesonderte Vertragsstrafen aus, gegebenenfalls auch mehrfach innerhalb eines Monats. Erfolgen dagegen einzelne Verletzungshandlungen im Rahmen einer Dauerverletzung, sind sie von der für die Dauerverletzung verwirkten Vertragsstrafe mit umfasst. Bei Verwirkung mehrerer Vertragsstrafen ist der Gesamtbetrag der zu zahlenden Vertragsstrafen auf das Sechsfache (6) eines Bruttomonatsgehalts begrenzt. Die Geltendmachung von Schäden, die über die verwirkte Vertragsstrafe hinausgehen, sowie die Geltendmachung sonstiger Rechte, z.B. Unterlassungsansprüche, bleiben vorbehalten.

breach). Multiple breaches shall each trigger a separate contractual penalty, possibly also more than once within one month. However, if individual breaches occur within the scope of an ongoing breach, they shall be covered by the contractual penalty owed for the ongoing breach. If several contractual penalties are incurred, the total amount payable is limited to an aggregate amount of six (6) gross monthly salaries. The Company reserves the right to assert damages over and above the contractual penalty imposed, as well as other rights, e.g. the right to claim injunctive relief.

13.7 Soweit in diesem Dienstvertrag nichts anderes geregelt ist, gelten die §§ 74 ff. HGB entsprechend. Dies gilt insbesondere für die geltungserhaltende Reduktion nach § 74a HGB.

13.7 If not stipulated otherwise in this service agreement, Sec. 74 et seq. of the German Commercial Code (*Handelsgesetzbuch*), shall apply accordingly. In particular, this applies to the provision on blue-pencilling (*geltungserhaltende Reduktion*) pursuant to Sec. 74a German Commercial Code.

14. Rechte an Arbeitsergebnissen

14. Rights to Work Results

14.1 Der Geschäftsführende Direktor verpflichtet sich dazu, sämtliche Materialien, Daten, Informationen, Schöpfungen, Erfindungen, Erkenntnisse, Werke und sonstige Arbeitsergebnisse, die er während der Dauer dieses Anstellungsverhältnisses erstellt, sei es während der Tätigkeit oder – sofern ein Bezug zur Tätigkeit aufgrund dieses Dienstvertrags besteht – außerhalb der Tätigkeit (die „Arbeitsergebnisse"), zu dokumentieren und umgehend gegenüber der Gesellschaft offenzulegen und diese Arbeitsergebnisse gegenüber Dritten gemäß Ziff. 2 dieses Dienstvertrags geheim zu halten.

14.1 The Managing Director undertakes to document and disclose immediately vis-à-vis the Company all materials, data, information, creations, inventions, findings, works and other work results, in the creation of which he is involved in during his service relationship, be it during working hours or – provided that a connection to his activity pursuant to this agreement exists – outside of working hours (the "Work Results"), and to keep these Work Results confidential *vis-à-vis* third parties in accordance with Sec. 2 of this service agreement.

14.2 Der Geschäftsführende Direktor verpflichtet sich darüber hinaus, der Gesellschaft alle Originale und Kopien jeglicher Arbeitsergebnisse, unabhän-

14.2 Upon request by the Company, the Managing Director, moreover, undertakes to forward all and any original Work Results

gig von ihrer Form oder ihrem Speichermedium, jederzeit auf Verlangen zu übergeben.

and copies thereof to the Company, regardless of form or storage media at any time.

14.3 Der Geschäftsführende Direktor erkennt an, dass sämtliche Geistigen Eigentumsrechte (wie nachfolgend definiert) und alle sonstigen Rechte, die an den Arbeitsergebnissen bestehen, aus ihrer Nutzung entstehen und/oder in ihnen verkörpert sind (insgesamt die „Rechte an den Arbeitsergebnissen"), im Zeitpunkt ihrer Entstehung vollständig und ohne Einschränkung auf die Gesellschaft übergehen. Der Geschäftsführende Direktor überträgt bereits hiermit sämtliche Rechte an den Arbeitsergebnissen auf die Gesellschaft. Die Gesellschaft nimmt diese Übertragung hiermit an.

14.3 The Managing Director acknowledges that all Intellectual Property Rights (as defined hereinafter) and all other rights which exist with respect to Work Results or result from their usage and/or are embodied within them (collectively the "Rights to the Work Results") are passed on to the Company, in their entirety and without limitation, at the time of their development. The Managing Director hereby transfers all Rights to the Work Results to the Company. The Company accepts such transfer.

14.4 „Geistige Eigentumsrechte" meint alle registrierten oder unregistrierten, angemeldeten oder (noch) nicht angemeldeten, schutzrechtsfähigen oder nicht schutzrechtsfähigen geistigen Eigentumsrechte und gewerblichen Schutzrechte, insbesondere (ohne hierauf beschränkt zu sein) (A) alle Rechte an (i) Computerprogrammen bzw. Computersoftware, (ii) jeder Form von Quellcode, Objektcode und jeder anderen Form von Code einschließlich von dem Code zugrunde liegenden Algorithmen, (iii) Datenbanken, APIs, Applikationen, Hardware oder Halbleitertopographien, (iv) Patenten, Gebrauchs- oder Geschmacksmustern, Designrechten und Urheberrechten (soweit nicht schon von vorstehenden Ziffern (i) bis (iii) erfasst), (v) Geschäftsgeheimnissen und Know-How (im Sinne von nicht öffentlich zugänglichem Wissen, das z.B. für die Nutzung oder Weiterentwicklung von Soft- oder Hardwarekomponenten nützlich oder erforderlich ist), sowie (B) alle anderen Rechte an Informationen, Zeichnungen, Plänen, technischen Notizen, Pro-

14.4 "Intellectual Property Rights" means all registered or unregistered, filed or not (yet) filed, protectable or non-protectable intellectual property rights and commercial proprietary rights, in particular (without limitation) (A) all rights to (i) computer programs or computer software, (ii) any form of source code, object code, and any other form of code including algorithms underlying code, (iii) databases, APIs, applications, hardware, or semiconductor topographies, (iv) patents, utility patents, design patents, design rights and copyrights (to the extent not already included in digits (i) through (iii) above), (v) business secrets and know-how (in the sense of not publicly-accessible knowledge, which is useful or required, e.g., for the use or further development of soft- or hardware components), as well as (B) all other rights to information, drawings, plans, technical notes, prototypes, methods, algorithms, any technology-related documentation whatsoever, ideas, concepts, irrespective of whether these fall into the scope of application of the German Copyright Act (*Urhebergesetz*), Patent Act (*Patentgesetz*), Utility Patent

totypen, Prozessen, Methoden, Algorithmen, jedweder technikbezogener Dokumentation, Ideen, Konzepten und sonstigen Arbeitsergebnissen, sei es, dass diese dem Anwendungsbereich des UrhG, PatentG, GebrMG, GeschmMG oder anderer (in- oder ausländische) Gesetze unterfallen.

Act (*Gebrauchsmustergesetz*), Design Patent Act (*Geschmacksmustergesetz*) or any other (domestic or foreign) laws.

14.5 Für den Fall, dass die unter der vorstehenden Ziff.14.3 vorgesehene Rechtsübertragung nicht wirksam nach zwingend anwendbarem Recht bewirkt werden kann, insbesondere im Hinblick auf das Urheberpersönlichkeitsrecht, räumt der Geschäftsführende Direktor der Gesellschaft hiermit ein umfassendes, ausschließliches, räumlich und zeitlich unbegrenztes und für alle, auch neuen Nutzungsarten uneingeschränkt geltendes Nutzungsrecht an den Rechten an den Arbeitsergebnissen ein. Zu den übertragenen Rechten gehören insbesondere, aber nicht ausschließlich, das räumlich, zeitlich und inhaltlich unbeschränkte und frei übertragbare Veröffentlichungsrecht (§ 12 UrhG), Vervielfältigungsrecht (§ 16 UrhG), Verbreitungsrecht (§ 17 UrhG), Ausstellungsrecht (§ 18 UrhG), das Vortrags-, Aufführungs- und Vorführungsrecht (§ 19 UrhG), das Recht der öffentlichen Zugänglichmachung (§ 19a UrhG), das Senderecht (§ 20 UrhG), das Recht der Wiedergabe durch Bild- und Tonträger (§ 21 UrhG), die Rechte nach § 22 UrhG sowie das Recht zur Bearbeitung und Umgestaltung der Arbeitsergebnisse (§ 23 UrhG).

14.5 In case that the intended transfer of rights pursuant to Sec. 14.3 is not effected due to applicable compulsory law, particularly with respect to the moral right (*Urheberpersönlichkeitsrecht*), the Managing Director hereby transfers to the Company irrevocably an exclusive usage and exploitation right with respect to the Rights to the Work Results that is unlimited from a temporal and territorial perspective and comprises all types of usage including new types of usage. This transfer includes, but is not limited to publicity rights (Sec. 12 German Copyright Act), reproduction rights (Sec. 16 German Copyright Act), distribution rights (Sec. 17 German Copyright Act), exhibition rights (Sec. 18 German Copyright Act), the right of recital, performance and presentation (Sec. 19 German Copyright Act), the right to make available to the public (Sec. 19a German Copyright Act), broadcasting rights (Sec. 20 German Copyright Act), the right to reproduce through image carrier and sound storage medium (Sec. 21 German Copyright Act), the rights pursuant to Sec. 22 German Copyright Act and the right of processing and rearrangement of Work Products (Sec. 23 German Copyright Act), which are unlimited from a temporal and territorial perspective and freely transferable.

14.6 Der Geschäftsführende Direktor verpflichtet sich, auf Verlangen der Gesellschaft umgehend alle Dokumente zur Verfügung zu stellen und jede Unterstützung zu leisten, die erforderlich ist, damit die Gesellschaft die Rechte an den Arbeitsergebnissen erlangt.

14.6 Upon request by the Company, the Managing Director undertakes to immediately make available all documents and to render any assistance necessary to enable the Company to obtain the Rights to the Work Results.

14.7 Die Parteien sind sich einig, dass eine zukünftige Beendigung dieses Dienstvertrags keine Auswirkungen auf die Weitergeltung der erfolgten Rechteübertragung bzw. -einräumung hat.

14.8 Die Übertragung der Rechte an den Arbeitsergebnissen und die weiteren unterstützenden Handlungen sind durch die Vergütung nach Ziff.4 abgegolten.

15. Aufhebung bestehender Verträge; Ausschlussklausel

15.1 Die Parteien sind sich einig, dass der Geschäftsführerdienstvertrag Affinitas mit Wirkung zum Ablauf des 30. November 2017 mit der Maßgabe beendet werden soll, dass (i) der Geschäftsführende Direktor die im Geschäftsführerdienstvertrag Affinitas geregelte Tantieme noch für das volle Geschäftsjahr 2017 erhält und (ii) die Vereinbarung zwischen dem Geschäftsführenden Direktor und Affinitas zur Abwicklung seiner Rechte aus dem bestehenden Virtual Share Incentive Plan Employees (VESOP) bei Affinitas und bestimmter Call Optionen des Geschäftsführenden Direktors sowie die in dieser Vereinbarung geregelten Rechte und Pflichten von der Beendigung unberührt bleiben. Die Beendigung erfolgt durch Abschluss eines gesonderten Aufhebungsvertrags.

15.2 Ansprüche des Geschäftsführenden Direktors und der Gesellschaft aus dem Dienstverhältnis verfallen, wenn sie nicht innerhalb von drei Monaten nach ihrer Fälligkeit gegenüber der anderen Partei in Textform (§ 126b BGB; z.B. per Brief, Fax, E-Mail) geltend gemacht werden.

15.3 Lehnt die andere Partei den Anspruch ab oder erklärt sie sich nicht innerhalb von zwei Wochen nach der Geltendmachung des Anspruchs, verfällt dieser,

14.7 The Parties agree that a future termination of this agreement shall not affect the continuing validity of the transfer and grant of rights.

14.8 The transfer of the Rights to the Work Results and other supporting actions are entirely compensated by the remuneration pursuant to Sec. 4.

15. Termination of existing agreements; forfeiture of claims

15.1 The parties agree that the Affinitas Managing Director Service Agreement shall be terminated with effect as of the end of November 30, 2017 provided that (i) the Managing Director shall receive the bonus payment as set out in the Affinitas Managing Director Service Agreement for the full financial year 2017 and (ii) the agreement between the Managing Director and Affinitas regarding the settlement of his rights under the current Virtual Share Incentive Plan Employees (VESOP) of Affinitas and certain call options of the Managing Director as well as the rights and obligations included in this agreement shall remain unaffected by the termination. The termination shall be effected by way of conclusion of a separate termination agreement.

15.2 All claims of the Managing Director and the Company arising from the service relationship must be asserted in text form (Sec. 126b of the German Civil Code, e.g. letter, fax, e-mail) within three months as of their due date; otherwise they shall be deemed forfeited.

15.3 If the other party rejects such claim or does not react within two weeks of such claim having been asserted, it shall be deemed forfeited if not pursued by the claiming party through court action

wenn er nicht innerhalb von drei Monaten nach Ablehnung oder Fristablauf gerichtlich geltend gemacht wird.

within three months after the said rejection or expiry of the two-week period.

15.4 Die vorstehenden Bestimmungen unter Ziff. 15.2 und 15.3 gelten nicht bei einer Haftung wegen Vorsatzes und grober Fahrlässigkeit, bei einer Haftung wegen fahrlässiger Verletzung des Lebens, des Körpers oder der Gesundheit, für Ansprüche aus unerlaubter Handlung, für Ansprüche, auf die nur mit Zustimmung Dritter verzichtet werden kann, für Ansprüche auf ein gesetzliches Mindestentgelt sowie für andere unverzichtbare Ansprüche.

15.4 The foregoing provisions under Sec. 15.2 and 15.3 shall not apply to claims based on liability for intentional acts or gross negligence, in case of liability for negligent injury to life, body and/or health, to claims arising out of tort, to claims that can only be waived with third party consent, to claims to a statutory minimum wage as well as to other claims that may not be waived.

16. Schlussbestimmungen

16. Final Provisions

16.1 Dieser Dienstvertrag unterliegt deutschem Sachrecht.

16.1 This contract is governed exclusively by the substantive laws of Germany.

16.2 Der Gerichtsstand für alle Ansprüche aus und im Zusammenhang mit diesem Dienstvertrag ist, soweit gesetzlich zulässig, Berlin.

16.2 The place of jurisdiction for all disputes arising from or in connection with this service agreement is – to the extent permissible under applicable statutory law – Berlin (Germany).

16.3 Nebenabreden zu diesem Dienstvertrag bestehen nicht. Sämtliche Änderungen oder Ergänzungen dieses Dienstvertrages bedürfen der Schriftform. Dieses Schriftformerfordernis gilt auch für die Aufhebung dieser Schriftformklausel. Unberührt bleiben Individualabreden im Sinne des § 305b BGB.

16.3 No side agreements are in place between the Parties. Changes, side letters and amendments must be in writing. This also applies to a cancellation of the written-form requirement. The only exceptions are individual agreements stipulated in Sec. 305b of the German Civil Code (*Bürgerliches Gesetzbuch*).

16.4 Falls einzelne Bestimmungen dieses Anstellungsvertrages unwirksam sein oder werden sollten oder dieser Dienstvertrag Lücken enthält, wird dadurch die Wirksamkeit der übrigen Bestimmungen nicht berührt. Anstelle der unwirksamen Bestimmung gilt diejenige wirksame Bestimmung als vereinbart, welche dem Sinn und Zweck der unwirksamen Bestimmung entspricht. Im Falle von Lücken gilt diejenige Bestimmung als vereinbart, die dem entspricht, was nach Sinn und Zweck dieses Anstellungsvertrages

16.4 If any provision of this service agreement or any part of such provision is or becomes invalid or unenforceable or is missing, the other provisions of this service agreement shall not be affected thereby. The invalid or unenforceable or missing provision shall be replaced by a valid and enforceable provision, the effect of which comes as close as possible to the intended economical effect of the invalid or unenforceable or missing provision. The Parties agree that Sec. 139

vernünftigerweise vereinbart worden wäre, hätten die Parteien die Angelegenheit von vornherein bedacht. Die Parteien sind sich darüber einig, dass § 139 BGB durch diese Ziff. 16.4 vollständig abbedungen wird und keine Anwendung findet.

German Civil Code is completely excluded by this Sec. 16.4 and, therefore, does not apply.

16.5 Im Falle eines Konflikts zwischen dem Inhalt der deutschen und der englischen Fassung dieses Anstellungsvertrages ist die deutsche Fassung maßgebend.

16.5 In case of a conflict between the German and the English version of this service agreement the German version shall prevail.

* * * * *

[*Unterschriftenseite folgt // Signature Page follows*]

[*Unterschriftenseite // Signature Page*]

Für die Gesellschaft // For the Company:

Name:	**David Khalil**
Position // Capacity:	Vorsitzender des Verwaltungsrats // Chairperson of the Company's administrative board
Ort, Datum // City, Date:	

(Unterschrift // Signature)

Der Geschäftsführende Direktor // The Managing Director:

Name:	**Michael Schrezenmaier**
Ort, Datum // City, Date:	

(Unterschrift // Signature)